Exhibit 10-P-7

Form of Final Award Notification Letter for 2003-2005 Performance Period

   March ___, 2006

To:   LL2 and Above Employees

Subject: Final Award for the 2003-2005 Performance Stock Right Grant

The 2003-2005 performance period for the 2003 Performance Stock Right grants (sometimes referred to as LTI grants) ended on December 31, 2005. The performance metrics for the 2003 grant were Ford Motor Company's total shareholder return (stock appreciation plus dividends) relative to the S&P 500, Total Cost Performance, Global Market Share, High Time-in-Service Improvement and Launch Metrics in the Period. Based on the performance-to-metrics, the Compensation Committee has approved a final award of ___% of the initial grant.

In recognition of the Company's accomplishments, as well as your personal contributions to our collective efforts, you will receive a final award in Ford common stock (net after taxes) related to your 2003 Performance Stock Right grant. Your final award, net of shares withheld to cover any tax liability, was deposited into a book-entry account with Computershare Investor Services during March. If you are a U.S.-based employee and elected to defer the final award, a credit will be made to your deferral account under the Deferred Compensation Plan. Your award is made under the 1998 Long-Term Incentive Plan and is subject to its provisions.

Thank you for your contribution to the achievement of our objectives during the 2003-2005 performance period.